Exhibit 99.1

LONE PINE RESOURCES INC. SUITE 1100, 640 - 5TH AVENUE SW CALGARY, ALBERTA T2P 3G4

News Release

Lone Pine Resources Announces Appointment of Chief Executive Officer, First Quarter
2013 Operational Update and Credit Facility Amendments

CALGARY, ALBERTA, April 19, 2013 – Lone Pine Resources Inc. (“Lone Pine” or the “Company”) (NYSE, TSX: LPR) today announced the appointment of a permanent Chief Executive Officer, an operational update from the Company’s first quarter of 2013 activities and the completion of the semi-annual redetermination of the Company’s borrowing base and other amendments to the agreement governing its credit facility.

Appointment of Chief Executive Officer

Lone Pine is pleased to announce the appointment of Tim Granger to the position of President & Chief Executive Officer and as a Director of the Company effective April 22, 2013.  Mr. Granger joins Lone Pine with more than 28 years of experience in exploitation, production operations and asset management in the oil and gas industry.  Most recently, Mr. Granger served as the Chief Executive Officer and Managing Director of Molopo Energy Limited, an Australian Stock Exchange listed E&P company with assets in Canada and the United States.  Prior to joining Molopo Energy Limited in January 2012, Mr. Granger served as the President & Chief Executive Officer and as a Director of Compton Petroleum Corporation, a Toronto Stock Exchange and New York Stock Exchange listed Canadian E&P company from January 2009 to December 2011.  Mr. Granger graduated from Carleton University with a Bachelor of Science Degree in Mechanical Engineering.

Patrick R. McDonald, the Chairman of the Board of Directors, stated, “We are very excited to have an experienced leader of Tim’s caliber join Lone Pine as our new permanent President & Chief Executive Officer.  Tim has a wealth of experience in operations, acquisitions and divestitures and capital markets gained through a diverse set of experiences in the past.  These skills will serve him well in his new role as he takes the leadership role in advancing Lone Pine’s plan to deleverage our balance sheet and position our portfolio of exciting assets for future growth.”

This appointment concludes the process to secure a permanent President & Chief Executive Officer for the Company and the Board of Directors are very pleased with the final outcome. The Board of Directors would like to thank the interim Chief Executive Officer, David Fitzpatrick, for his exemplary performance in leading Lone Pine over the past two months.  Pursuant to Mr. Fitzpatrick’s agreement with the Company, he will remain an executive officer of Lone Pine on a full time basis through the end of May 2013 to facilitate a smooth transition to new leadership.

First Quarter 2013 Operational Update

In the first quarter of 2013, Lone Pine drilled 8 gross (6.8 net) wells, completed 9 gross (7.3 net) wells and brought onstream 9 gross (7.3 net) wells, all of which were located in the Evi area, with a 100% success rate.  Drilling activity at Evi in the quarter primarily focused on infill wells located in the central area of the play where the Company could take advantage of the available cost efficiencies of pad drilling, batch completions and proximity to existing flowlined infrastructure. Lone Pine estimates that pad drilling and batch completions has resulted in up to a 15% reduction in the average drilling and completion costs compared to previous individual well costs of approximately $3.0 million per well.  Also, Lone Pine estimates that producing wells that are flowlined into existing infrastructure and that reduce the need for infield trucking have the potential to save up to $4.00 per barrel of average production expenses.

Lone Pine drilled six net operated wells that were brought onstream in the quarter, although five of the wells were not brought onstream until late March so the production impact was not reflected in the quarter.  Total net sales volumes at Evi for the first quarter of 2013 are expected to be approximately 2,450 boe/d (2,900 boe/d working interest).

The table below highlights Lone Pine’s estimated first quarter of 2013 sales volumes and capital expenditures compared to the Company’s previously released guidance:

	Q1/13 Estimate	H1/13 Guidance
Working Interest Sales Volumes (MMcfe/d)	57	52 - 54
% Liquids	34%	35%

Net Sales Volumes (MMcfe/d)	49	45 - 47
% Liquids	35%	35%

Capital Expenditures ($MM)	$33	$35

Current total corporate net sales volumes are estimated at 49 MMcfe/d (57 MMcfe/d working interest).  With the onset of spring break-up in the Company’s core operating areas, Lone Pine has now largely completed its first half of 2013 capital program and expects to return to the field in July, depending on field conditions.

Evi Waterflood Update

Lone Pine continues to monitor its operated waterflood pilot and remains pleased with the reservoir response to date.  At year-end 2012, DeGolyer & MacNaughton, Lone Pine’s independent qualified reserves evaluators, attributed 110,000 barrels of estimated proved and probable reserves (determined in accordance with Canadian National Instrument 51-101 — Standards of Disclosure for Oil and Gas Activities) to the Evi waterflood pilot.  This represents less than 1% of the proved and probable reserves of 35 million barrels booked to the Evi field under primary recovery.  Analogous Slave Point waterfloods have demonstrated that ultimate waterflooding recovery has the potential to double the recovery versus that of primary production alone.

The Company has engaged RPS Energy Canada Ltd., a leading international petroleum engineering consulting firm, to assist with waterflood simulation and geological modeling that will be used in the interpretation and design of future waterflood pilots.  The 36 section simulation area is expected to be completed by the end of the second quarter and will be used by the Company in determining the location of future waterfloods.  Lone Pine plans to initiate at least one horizontal waterflood pilot project in the second half of 2013.

Borrowing Base Redetermination

Lone Pine’s lenders have completed the semi-annual review of Lone Pine’s borrowing base available under its five-year syndicated credit facility.  Effective April 15, 2013, the borrowing base has been revised from the previously available $275 million to $185 million, which includes the effect of asset dispositions completed in the first quarter of 2013 together with updated year-end engineering data and price forecasts.  In addition, the credit facility has been amended such that the Company’s Total Debt to EBITDA financial covenant, which previously had a permitted ratio of 4.0 to 1.0, has been increased to 4.5 to 1.0 for any quarterly period ending on or before June 30, 2013.  The result of this redetermination is consistent with Lone Pine’s strategy of presenting a fiscally disciplined deleveraging plan to the lending syndicate.  The expanded liquidity under the credit facility’s financial covenant is expected to provide Lone Pine with adequate near term liquidity to complete the Company’s previously announced asset portfolio review process.  As of March 31, 2013, Lone Pine’s long term debt consisted of $152 million outstanding under the credit facility and US$198 million of senior notes.

First Quarter 2013 Earnings Release Date

Lone Pine has scheduled its first quarter 2013 earnings release to be issued after the close of trading on the New York Stock Exchange and Toronto Stock Exchange on Thursday, May 9, 2013.

A conference call is scheduled for Friday, May 10, 2013 at 10:00 AM MT to discuss the release.  To participate, please dial 866-318-8616 (toll-free from North America) or 617-399-5135 and request the Lone Pine teleconference (ID#44284279) or listen to the webcast on Lone Pine’s website at www.lonepineresources.com.  A replay will be available through June 10, 2013 by dialing 888-286-8010 or 617-801-6888 and entering passcode #80212384.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Canadian securities laws. All statements, other than statements of historical facts, that address activities that Lone Pine assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this news release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Lone Pine cautions that the Company’s business strategy, its plans for development of its assets, its plans for waterflooding, its liquidity expectations and infrastructure related cost savings and other forward-looking statements relating to Lone Pine are subject to all of the risks and uncertainties normally incident to such endeavors.

These risks relating to Lone Pine include, but are not limited to, oil and natural gas price volatility, its access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial and economic environment on its business and financial condition, a lack of availability of, or increase in costs relating to, goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves and other risks as described in reports that Lone Pine files with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and the other reports that Lone Pine files with the SEC and with Canadian securities regulators.  Any of these factors could cause Lone Pine’s actual results and plans to differ materially from those in the forward-looking statements.

Units of Equivalency

This news release discloses certain information on an “equivalency” basis with oil and NGL quantities converted to Mcfe (thousand cubic feet of gas equivalent) or MMcfe (million cubic feet of gas equivalent) based on a conversion ratio of one bbl of liquids to six Mcf of natural gas.  Units of equivalency such as Mcfe and MMcfe may be misleading, particularly if used in isolation.  A Mcfe conversion ratio of one bbl of crude oil or NGLs to six Mcf of natural gas is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.  Although this conversion ratio is an industry accepted norm, it is not reflective of price or market value differentials between product types.  Capital expenditure estimates are based on our current expectations as to the level of capital expenditures that will be justified based upon the other assumptions set forth in this news release as well as expectations about other operating and economic factors.

Disclosure of Reserves Information

All estimates of proved reserves and related future net revenue disclosed in this news release have been prepared in accordance with NI 51-101.  Estimates of reserves and future net revenue made in accordance with NI 51-101 will differ from corresponding estimates prepared in accordance with applicable SEC rules and disclosure requirements of FASB, and those differences may be material.  NI 51-101, for example, requires disclosure of reserves and related future net revenue estimates based on forecast prices and costs, whereas SEC and FASB standards require that reserves and related future net revenue be estimated using constant prices and costs (with prices based on a historical 12-month average price).  In addition, NI 51-101 permits the presentation of reserves estimates on a “company gross” basis, representing Lone Pine’s working interest share before deduction of royalties, whereas SEC and FASB standards require the presentation of net reserve estimates after the deduction of royalties and similar payments.  There are also differences in the technical reserves estimation standards applicable under NI 51-101 and, pursuant thereto, the Canadian Oil and Gas Evaluation Handbook, and those applicable under SEC and FASB requirements.  Further information regarding the principal differences between the methodology and other requirements applicable under NI 51-101 and those applicable under corresponding U.S. standards is contained in the Statement of Reserves Data and Other Oil and Gas Information under NI 51-101 that Lone Pine files with securities regulatory authorities in Canada, copies of which are available on SEDAR at www.sedar.com and on the Company’s website at www.lonepineresources.com.

In addition to being a reporting issuer in certain Canadian jurisdictions, Lone Pine is a registrant with the SEC and subject to domestic issuer reporting requirements under U.S. federal securities law, including with respect to the disclosure of reserves and other oil and gas information in accordance with U.S. federal securities law and applicable SEC rules and regulations (collectively, “SEC requirements”).  Disclosure of such information in accordance with SEC requirements is included in the Company’s Annual Report on Form 10-K and in other reports and materials filed with or furnished to the SEC and, as applicable, Canadian securities regulatory authorities.  The SEC permits oil and gas companies that are subject to domestic issuer reporting requirements under U.S. federal securities law, in their filings with the SEC, to disclose only estimated proved, probable and possible reserves that meet the SEC’s definitions of such terms.  Lone Pine has disclosed only estimated proved reserves in its filings with the SEC.  In addition, Lone Pine prepares its financial statements in accordance with United States generally accepted accounting principles, which require that the notes to its annual financial statements include supplementary disclosure in respect of the Company’s oil and gas activities, including estimates of its proved oil and gas reserves and a standardized measure of discounted future net cash flows relating to proved oil and gas reserve quantities.  This supplementary financial statement disclosure is presented in accordance with FASB requirements, which align with corresponding SEC requirements concerning reserves estimation and reporting.

It should not be assumed that the estimates of future net revenues contained herein represent the fair market value of the Company’s reserves.  There is no assurance that the forecast prices and cost assumptions applied by DeGolyer &MacNaughton in evaluating the reserves of Lone Pine will be attained, and variances could be material.  The reserves estimates attributed to the Company’s properties are estimates only and there is no guarantee that the estimated reserves will be recovered.  Actual crude oil, natural gas and NGL reserves may be greater than or less than the estimates provided herein, and the difference may be material.

The determination of oil and gas reserves involves estimating subsurface accumulations of oil and natural gas that cannot be measured in an exact manner.  The preparation of estimates is subject to an inherent degree of associated risk and uncertainty, including many factors that are beyond our control.  The estimation and classification of reserves is a complex process involving the application of professional judgment combined with geological and engineering knowledge to assess whether specific classification criteria have been satisfied.  It requires significant judgments and decisions based on available geological, geophysical, engineering and economic data as well as forecasts of commodity prices and anticipated costs.  The accuracy of any reserves estimate is a function of the quality of available data and its interpretation, and estimates by different reserves engineers often vary, sometimes significantly.  As circumstances change and additional data becomes available, whether through the results of drilling, testing and production or from economic factors such as changes in product prices or development and production expenses, reserves estimates also change.  Revisions may be positive or negative.  Oil and gas quantities ultimately recovered will vary from reserves estimates.

*****

Lone Pine Resources Inc. is engaged in the exploration and development of natural gas and light oil in Canada.  Lone Pine’s principal reserves, producing properties and exploration prospects are located in Canada in the provinces of Alberta, British Columbia, and Quebec and the Northwest Territories.  Lone Pine’s common stock trades on the New York Stock Exchange and the Toronto Stock Exchange under the symbol LPR.  For more information about Lone Pine, please visit its website at www.lonepineresources.com.

For further information please contact:

David M. Fitzpatrick

Interim Chief Executive Officer

Tel.: (403) 292-8000

Shane K. Abel

Vice President, Finance & Treasurer

Tel.: (403) 292-8000